EXHIBIT 10.1
January 22, 2009
Thomas Phair
[Address]
Dear Tom:
This letter is to confirm your compensation for your role as Vice President, Treasurer & Principal Accounting & Financial Officer with Altus. Your base salary is $200,000. In addition to your base salary, you will have an opportunity to earn an annual bonus of up to 25% based on achieving mutually established performance objectives as detailed in the Pay for Performance Plan.
In addition, your compensation will include Stock Options to purchase 250,000 shares of Altus common stock. Stock options will vest quarterly over a four-year schedule, in accordance with plan documents, so long as you remain an employee. Your exercise price will be the closing price of our common stock price as of Tuesday, January 27, 2009. Also, you will be eligible for twelve (12) months severance, subject to standard tax withholdings and the terms of the severance plan referenced below.
In the near future, you will receive a plan documents detailing the following:
•	The terms and conditions of the stock option grant including acceleration of stock options in the event of a merger or acquisition; and

•	The terms and conditions of the Severance and Change in Control Agreement.
Your employment is subject to your continued agreement with Altus’ standard employee Non-Disclosure and Inventions Agreement. Also please be aware that our relationship is and will always be one of voluntary employment “At Will”.
Please acknowledge your acceptance of these terms by signing below and returning to me on or before Friday, January 23, 2009 by 12:00 pm.
I look forward to working with you as we build a new team.
Sincerely,
/s/ Georges Gemayel
Georges Gemayel
President & CEO

/s/ Thomas J. Phair, Jr. Accepted by: Thomas Phair	1/23/09 Date